Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES SEPTEMBER CASH DISTRIBUTION

DALLAS, Texas, September 18, 2020 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.012354 per unit, payable on October 15, 2020, to unit holders of record on September 30, 2020.

This month’s distribution increased from the previous month as the result of rebounding prices for oil but offset by lower prices for gas across the industry. General and administrative expenses were significantly lower this month compared to the previous month. The Trust was advised by Blackbeard that the Waddell Ranch properties were in deficit for the month of July, providing details as to production levels and pricing received. The Texas Royalty Properties reflected an increase in both oil and gas pricing in addition to an increase in both oil and gas production. This reflects the production month of July.

WADDELL RANCH

In reporting July production of the Underlying Properties for this month’s press release, production for oil volumes was 49,622 bbls and was priced at about $37.38 per bbl. Production for gas volumes (including gas liquids) was 131,393 mcf and was priced at about $0.98 per mcf. Net revenue for the underlying properties of the Waddell ranch was $2,244,995 for July. Lease Operating Expenses were $1,696,989 and Capital Expenditures were $1,383,171 for July.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 20,462 barrels of oil and 15,469 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 17,290 barrels of oil and 13,060 of gas. The average price for oil was $34.37 per bbl and for gas was $3.21 per Mcf. This would primarily reflect production and pricing for the month of July for oil and the month of June for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $752,970. Deducted from these were taxes of $109,528 resulting in a Net Profit of $643,442 for the month of July. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $611,270 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	49,622	131,393	37,217	98,545*		$37.38	$0.98**
Texas Royalties	20,462	15,469	17,290	13,060*		$34.37	$3.21**
Prior Month
Waddell Ranch	45,469	86,621	34,102	64,966*		$35.55	$1.48**
Texas Royalties	17,674	10,901	15,225	9,393	*	$29.84	$3.02	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.
***	Blackbeard Operating reported that Waddell Ranch was in a deficit for the month of July.

General and Administrative Expenses deducted for the month were $35,910 resulting in a distribution of $575,819 to 46,608,796 units outstanding, or $0.012354 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2019 Annual Report with Form 10-K and the January 1, 2020 Reserve Summary is now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839